EXHIBIT 99.1

Banking and Capital Markets Generate Solid Performance for First Horizon in Second Quarter

Company Takes Major Step to Resolve Mortgage Problems, Continues to Execute Strategic Plans

MEMPHIS, Tenn., July 20, 2012 (GLOBE NEWSWIRE) -- The regional bank and capital markets posted solid performances in the second quarter at First Horizon National Corp. (NYSE:FHN). Those results were overshadowed by increased reserves for GSE mortgage repurchases, which combined with litigation-related accruals for a negative impact on earnings per share of approximately $.67 for the quarter. The second quarter net loss to common shareholders was $124.8 million, or $.50 per diluted share.

"Our company continues to generate solid results in our regional bank through First Tennessee and our capital markets group through FTN Financial, and our employees continue to win new business, improve the way they serve our customers and work more efficiently at every turn," said Bryan Jordan, chairman, president and CEO of First Horizon. "We are pleased with the progress our folks have made on our efforts to position us for the future including technology investments and the continued wind-down of our non-strategic businesses."

Financial results

  Revenues at the regional bank, First Tennessee, grew 3 percent from first to second quarter, driven by higher net interest income and fees. Period-end loans and average deposits in the bank both grew 3 percent from first to second quarter.
  The capital markets group, FTN Financial, continues to be a major contributor to fee income and provides significant returns for First Horizon, with second quarter fixed income average daily revenue of $1.1 million.
  The previously announced pre-tax charge of $272 million for GSE-related mortgage repurchase and litigation reserves was the primary driver in the second quarter pre-tax loss of $211 million.
  First Horizon's efforts to continue to reduce loan balances in the non-strategic segment coupled with increased loans in the regional bank resulted in a 1 percent drop in consolidated average loans.

Continued improvement in credit quality

  Asset quality metrics continued to improve, allowing a decline in the allowance-as-a-percentage-of-loans ratio to 198 basis points from 217 basis points last quarter.
  Credit trends continue to improve, but at a slower pace, yielding a consolidated loan loss provision of $15.0 million for the second quarter, up from $8.0 million in the first quarter.
  Annualized net charge-offs improved from first to second quarter due to lower consumer loan losses.

Capital

  Ratios remain above well-capitalized levels.
  A dividend of $.01 per share was paid July 1.
  Repurchased $36.9 million in shares in the second quarter, leaving $74.5 million available under the company's $200 million stock repurchase program.

CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

				2Q12 Change vs.
(Dollars in thousands, except per share data)	2Q12	1Q12	2Q11	1Q12	2Q11
Income Statement Highlights
Net interest income	$ 172,675	$ 171,929	$ 172,860	*	*
Noninterest income	153,842	202,113	187,592	(24)%	(18)%
Securities gains/(losses), net	5,065	328	1	NM	NM
Total revenue	331,582	374,370	360,453	(11)%	(8)%
Noninterest expense	527,177	321,994	344,455	64%	53%
Provision for loan losses	15,000	8,000	1,000	88%	NM
Income/(loss) before income taxes	(210,595)	44,376	14,998	NM	NM
Provision/(benefit) for income taxes	(88,178)	10,570	(4,167)	NM	NM
Income/(loss) from continuing operations	(122,417)	33,806	19,165	NM	NM
Income/(loss) from discontinued operations, net of tax	487	(435)	3,671	NM	(87)%
Net income/(loss)	(121,930)	33,371	22,836	NM	NM
Net income attributable to noncontrolling interest	2,844	2,844	2,844	*	*
Net income/(loss) available to common shareholders	$ (124,774)	$ 30,527	$ 19,992	NM	NM
Common Stock Data
Diluted EPS from continuing operations	$ (0.50)	$ 0.12	$ 0.06	NM	NM
Diluted EPS	$ (0.50)	$ 0.12	$ 0.08	NM	NM
Diluted shares (thousands)	249,104	255,369	262,756	(2)%	(5)%
Period-end shares outstanding (thousands)	248,810	252,667	263,699	(2)%	(6)%
Cash dividends declared per share	$ 0.01	$ 0.01	$ 0.01
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income (Restricted -- $ .1
billion) (a)	$ 16,185,763	$ 15,971,330	$ 16,061,646	1%	1%
Total deposits	16,117,443	16,935,170	15,896,027	(5)%	1%
Total assets (Restricted -- $ .1 billion) (a)	25,492,955	25,678,969	25,054,066	(1)%	2%
Total liabilities (Restricted -- $ .1 billion) (a)	22,978,549	23,004,796	22,372,684	*	3%
Total equity	2,514,406	2,674,173	2,681,382	(6)%	(6)%
Asset Quality Highlights
Allowance for loan losses (Restricted -- $ 6.0 million) (a)	$ 321,051	$ 346,016	$ 524,091	(7)%	(39)%
Allowance / period-end loans	1.98%	2.17%	3.26%
Net charge-offs	$ 39,965	$ 46,335	$ 66,037	(14)%	(39)%
Net charge-offs (annualized) / average loans	1.01%	1.16%	1.67%
Non-performing assets (NPA) (b)	$ 466,873	$ 511,320	$ 747,860	(9)%	(38)%
NPA % (b) (c)	2.32%	2.56%	4.09%
Key Ratios & Other
Return on average assets (annualized) (d)	(1.96)%	0.53%	0.37%
Return on average common equity (annualized) (e)	(21.06)%	5.15%	3.36%
Net interest margin (f) (g)	3.16%	3.12%	3.20%
Fee income to total revenue (h)	47.12%	54.03%	52.04%
Efficiency ratio (i)	161.45%	86.08%	95.56%
Book value per common share	$ 8.92	$ 9.42	$ 9.05
Tangible book value per common share (g)	$ 8.28	$ 8.78	$ 8.43
Adjusted tangible common equity to risk weighted assets (g)	9.96%	10.79%	11.05%
Full time equivalent employees	4,619	4,629	5,036	*	(8)%
NM - Not meaningful
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Restricted balances parenthetically presented are as of June 30, 2012.
(b) In 2Q12, the process for identifying current junior liens behind delinquent or modified first liens for nonaccrual status was refined. Q1 consumer NPLs have been represented to agree with Q2 presentation.
(c) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(d) Calculated using net income.
(e) Calculated using net income available to common shareholders.
(f) Net interest margin is computed using total net interest income adjusted for FTE.
(g) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(h) Ratio excludes securities gains/(losses).
(i) Noninterest expense divided by total revenue excluding securities gains/(losses).

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are per-share impact of certain charges, tangible book value per common share, adjusted tangible common equity to risk-weighted assets and net interest margin computed using net interest income adjusted for FTE. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as demonstrated by their use by the various banking regulators in reviewing the capital adequacy of financial institutions. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands except per share data) (Unaudited)	2Q12	1Q12	2Q11
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,514,406	$2,674,173	$2,681,382
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,219,241	2,379,008	2,386,217
Less: Intangible assets (GAAP) (b)	158,901	159,880	164,067
(C) Tangible common equity (Non-GAAP)	$2,060,340	$2,219,128	$2,222,150
Less: Unrealized gains on AFS securities, net of tax	$63,679	$67,077	$58,068
(D) Adjusted tangible common equity (Non-GAAP)	$1,996,661	$2,152,051	$2,164,082

Period-end Shares Outstanding
(E) Period-end shares outstanding	248,810	252,667	263,699

Risk weighted assets
(F) Risk weighted assets (c) (d)	$20,055,000	$19,783,405	$19,589,310

Ratios
(D)/(F) Adjusted tangible common equity to risk weighted assets ("TCE/RWA") (Non-GAAP) (c)	9.96%	10.88%	11.05%
(C)/(E) Tangible book value per common share (Non-GAAP)	$8.28	$8.78	$8.43

Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$172,675	$171,929	$172,860
FTE adjustment	1,756	1,659	1,497
Net interest income adjusted for impact of FTE (Non-GAAP)	$174,431	$173,588	$174,357

Earnings per share impact of certain charges
Non-GAAP:
Pre-tax repurchase and litigation charges (previously announced)	$(272,000)
Tax benefit (38.40%)	104,448
After-tax impact of previously announced repurchase and litigation charges	$(167,552)

Diluted shares (GAAP)	249,104
Add: Effect of dilutive securities (pro-forma)	1,480
Pro-forma diluted shares (e)	250,584

Per share impact of certain charges (Non-GAAP)	$(0.67)

GAAP - Diluted EPS:
Net income available to common shareholders	(124,774)
Diluted shares	249,104
Diluted earnings per share	$(0.50)
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c) Current quarter is an estimate.
(d) Defined by and calculated in conformity with bank regulations.
(e) Because FHN recognized a net loss available to common shareholder in second quarter 2012, potentially issuable shares are excluded from diluted shares because they are antidilutive. Excluding the previously announced repurchase and litigation charges, FHN would have recognized net income available to common shareholders. As a result, pro-forma shares are presented in order to include the dilutive impact of potentially issuable shares.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.fhnc.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 93925894.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. Aug. 3. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 93925894. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,600 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

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CONTACT: First Horizon Investor Relations
         Aarti Bowman
         (901) 523-4017

         First Horizon Media Relations
         Jack Bradley
         (901) 523-4813